UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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RedEnvelope, Inc.

(Name of Registrant as Specified In Its Charter)

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     The following press release was issued by RedEnvelope, Inc. on August 17, 2004 and may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the regulations of the Securities and Exchange Commission issued thereunder:

MEDIA CONTACT:
Susan Hook
RedEnvelope
(415) 371-9100 x 293

INVESTOR CONTACT:
Jordan Goldstein
Financial Dynamics
(415) 439-4500

FOR IMMEDIATE RELEASE

INSTITUTIONAL SHAREHOLDER SERVICES OPPOSES
“RADICAL DEPARTURE FROM EXISTING BOARD STRUCTURE;”
RECOMMENDS AGAINST REPLACING EXISTING BOARD

PROXY CONSULTING SERVICE RECOMMENDS “WITHHOLD” VOTES
FOR DISSIDENT DIRECTOR AND
HIS PROPOSED INTERIM CHIEF EXECUTIVE OFFICER

SAN FRANCISCO, CA (August 17, 2004) — RedEnvelope, Inc. (Nasdaq: REDE), the premier multi-channel gift retailer, today commented on the report issued over the weekend by Institutional Shareholder Services (ISS), a proxy advisory firm.

In its report, ISS said that RedEnvelope stockholders will benefit from the continued guidance of the six management-nominee directors, and cautioned against action that would result in a shake-up of management at RedEnvelope. “We do not believe replacing the board is appropriate at RedEnvelope,” the report stated.

The report continued, “The dissident’s attempt to gain board control is too radical a departure from the existing board structure, especially if it were to mean immediate senior management changes in front of the holiday selling season.”

ISS said, “The best solution for stockholders is to increase the size of the board to eight members comprised of the six management nominees and two dissident nominees.” The specific voting instructions provided by ISS are confusing, however, as following the instructions to the letter permits stockholders to cast votes for only two nominees, neither of whom has experience with the company. RedEnvelope is advising stockholders to vote the WHITE proxy card so as to ensure that they have voted to re-elect the directors that ISS clearly believes should be retained.

Alison May, President and Chief Executive Officer, said, “We are pleased that ISS concluded that all six management nominees should stay in place to continue to oversee RedEnvelope’s progress toward responsible, sustainable growth. Additionally, we appreciate that ISS agrees with RedEnvelope that additional directors may complement the existing board. Our bylaws permit the Board of Directors to increase the size of the Board to add directors at any time. Furthermore, the Company’s nominating committee and Board of Directors continue to actively search for additional qualified individuals who can properly complement the strength of our existing Board. We believe that adhering to the nominating committee charter and guidelines, which include a thorough review of each individual’s past accomplishments and background, will result in a more thorough screening and more thoughtful governance process, where qualified individuals are fully evaluated prior to being added to our Board.”

     ISS specifically recommended stockholders withhold their vote from for Scott Galloway and Martin McClanan, whom Galloway proposes act as a director and interim chief executive officer. Additionally, ISS recommends withholding votes from Caryn Lerner, Michael Meyer, Darius W. Gaskins, and Gregory Shove, all of whom form part of the dissident slate. Galloway is currently mounting a disruptive and costly proxy fight in an attempt to replace all directors of the company except for himself.

     In order to effect the ISS recommendation of retaining the existing Board members other than Galloway, RedEnvelope is advising stockholders to use the WHITE proxy card issued by RedEnvelope to vote for the six management nominees. The directors nominated on management’s WHITE proxy card include:

•	Michael Moritz, who is a partner with the venture firm Sequoia Capital;

•	Michael Dunn, who is president of Prophet Brand Strategies, a brand consulting firm;

•	Karen Edwards, who led marketing for Internet giant Yahoo! until 2003;

•	Charles Heilbronn, who has been an executive with luxury retailer Chanel Limited, since 1987;

•	Daniel Lyle, who retired from PricewaterhouseCoopers LLP after having served as a partner for more than 20 years focusing primarily on the retail industry; and

•	Alison L. May, currently President and Chief Executive of RedEnvelope, and formerly Chief Operating Officer of Gymboree Corp., Chief Operating Officer of Esprit de Corps and president and chief financial officer of Patagonia, Inc.

To accomplish ISS’s recommendation of retaining the six management-nominee directors, RedEnvelope recommends that stockholders use the WHITE proxy card to vote in favor of the directors named on that card. Stockholders who need assistance in voting their shares correctly should immediately call Georgeson Shareholder Communications toll-free at (800) 501-4524. Banks and brokerage firms may call (212) 440-9800.

RedEnvelope, Inc. is a multi-channel retailer of upscale gifts for every occasion, every day. RedEnvelope offers a unique assortment of imaginative gifts through its catalog and website, www.RedEnvelope.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, including statements regarding our future operations. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to those factors described in detail in our Prospectus dated September 24, 2003, and our Report on Form 10-Q for the period ended June 27, 2004, including, without limitation, those discussed under the captions, “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Factors that May Affect Future Operating Results,” both of which documents are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

RedEnvelope and the RedEnvelope logo are registered trademarks of RedEnvelope, Inc.

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